MIMEDX Announces Second Quarter 2026 Operating & Financial Results
Reports Second Quarter Net Sales of $64 Million
Reiterates Full Year Financial Outlook on a Standalone Basis
Announces Plans to Acquire Sanara MedTech
Management to Host Conference Call Today, July 29, 2026, at 4:30 PM ET

MARIETTA, Ga., July 29, 2026 -- MiMedx Group, Inc. (Nasdaq: MDXG) (“MIMEDX” or the “Company”), today announced operating and financial results for the second quarter 2026.
Joseph H. Capper, MIMEDX Chief Executive Officer, commented, "During the second quarter, we delivered another strong performance in our Surgical franchise, with 15% year-over-year revenue growth balanced across our sheet and particulate products. Our sustained momentum in several Surgical settings represents a meaningful, long-term growth opportunity for the Company, and we are focused on expanding into other procedures."

Mr. Capper continued, "Meanwhile, our Wound business saw positive signs of recovery during the quarter as the industry navigates adjustments in the reimbursement landscape and the resulting implications for patient care. On a sequential basis, our overall Wound volume grew 22%, with volume in hospital outpatient departments and wound care centers growing at an even higher rate. This is clear evidence of the shift in behavior we have long predicted and expect to continue, particularly as Medicare remains committed to this new payment structure into 2027."

"Early in the second quarter, we took swift action to right-size our expense structure for the current market environment, which yielded improving results throughout the quarter, putting us on a path back to profitability for the second half of the year. We're encouraged by our sequential progress in the near-term, and our teams continue to excel at achieving our strategic objectives. To that end, we are reiterating our full-year 2026 net sales guidance range of $260-290 million. Given the momentum of our Surgical franchise and numerous other growth drivers, we believe MIMEDX is optimally positioned to emerge from the current transition stronger than others. Additionally, with today’s announcement to acquire Sanara MedTech, we are accelerating our plan to create long-term success and shareholder value," concluded Mr. Capper.

Second Quarter 2026 Results Discussion
Net Sales
MIMEDX reported net sales for the three months ended June 30, 2026 of $64 million, compared to $99 million for the three months ended June 30, 2025, a decrease of 35%. During the quarter, Surgical product sales increased 15% compared to the prior year period, led by sales of AMNIOFIX® and AMNIOEFFECT®. These results were offset by a year-over-year decrease in Wound sales of 61%. The performance of the Wound business in the quarter was negatively impacted by several Medicare reimbursement changes that went into effect on January 1.
Gross Profit and Margin
Gross profit for the three months ended June 30, 2026, was $44 million, compared to $80 million the prior year period. Gross margin for the three months ended June 30, 2026 was 69%, compared to 81% in the prior year period. The quarter-over-quarter decline in gross margin was driven primarily by the Medicare reimbursement rules negatively impacting the prices of our Wound products. Unfavorable product mix and other, one-time non-recurring expenses in connection with our cost reduction actions also contributed to the decline.

Operating Expenses
Selling, general and administrative ("SG&A") expenses for the three months ended June 30, 2026, were $60 million compared to $64 million for the three months ended June 30, 2025. The decrease in SG&A was driven primarily by lower expenses as a result of the cost reduction initiative announced in April as well as lower commissions on lower sales. These impacts were offset by higher bad debt expense, which increased $5 million, year over year, due to the credit deterioration of certain, legacy customers.
Research and development ("R&D") expenses for the three months ended June 30, 2026 and 2025 were $3 million and $3 million, respectively. R&D spend in the quarter reflects ongoing investments in the development of future products in our pipeline, including the costs associated with two 510(k) applications we made to the United States Food & Drug Administration.
Net (Loss) Income
Net loss for the three months ended June 30, 2026 was $15 million compared to net income of $10 million for the three months ended June 30, 2025.
Cash and Cash Equivalents

As of June 30, 2026, the Company had $136 million of cash and cash equivalents compared to $166 million as of December 31, 2025. As of June 30, 2026, our cash position, net of debt on our balance sheet, was $119 million.
MIMEDX to Acquire Sanara MedTech
MIMEDX today also announced that it has entered into a definitive agreement to acquire all of the outstanding shares of Sanara MedTech Inc. (Nasdaq: SMTI) (“Sanara”) in a cash and stock transaction valued at $35 per Sanara share with a total enterprise value of approximately $350 million.
Under the terms of the agreement, Sanara shareholders will receive $33.00 in cash and 0.4735 shares of MIMEDX common stock for each share of Sanara common stock they own, which represents a value of $2.00 per share, calculated based on the average closing price of MIMEDX common stock of $4.22 for the last five consecutive trading days through and including July 28, 2026. The merger consideration represents a premium of 46% to Sanara’s 30-day volume weighted average share price as of July 28, 2026.

MIMEDX expects to finance the cash portion of the transaction through a combination of cash on hand and a new, committed debt financing in the form of a $300 million term loan, which has been secured with Hayfin Capital Management, LLP. In connection with the execution and delivery of definitive documentation with respect to the debt financing by Hayfin, MIMEDX’s existing credit agreement will be terminated and all amounts outstanding will be repaid in full.

The transaction has been unanimously approved by the board of directors of both companies and is expected to close by the end of the year, subject to approval by Sanara shareholders, the receipt of required regulatory approvals and other customary closing conditions.

Financial Outlook
For 2026, MIMEDX continues to expect 2026 net sales to be in a range of $260 to $290 million. 2026 Adjusted EBITDA is expected to approach breakeven on a full year basis.

Longer-term, the Company continues to expect to achieve annual net sales growth in the low double-digits with an adjusted EBITDA margin above 20%.

Conference Call and Webcast

MIMEDX will host a conference call and webcast to review its second quarter 2026 results on Wednesday, July 29, 2026, beginning at 4:30 p.m., Eastern Time. The call can be accessed using the following information:
Webcast: Click here
U.S. Investors: 877-407-6184
International Investors: 201-389-0877
Conference ID: 13761338
A replay of the webcast will be available for approximately 30 days on the Company’s website at www.mimedx.com following the conclusion of the event.
Important Cautionary Statement
This press release includes forward-looking statements, including statements regarding (i) our 2026 and longer term financial goals and expectations for future financial results, including revenue, net sales growth and Adjusted EBITDA margin; (ii) growth opportunities, including in the Surgical setting; (iii) the continued impact of the Medicare reimbursement changes on our Wound Business; ; (iv) the impact of our restructuring and cost reduction initiatives, including expected cost savings, on our future profitability and growth; and (v) our agreement to acquire Sanara, including the expected benefits of the acquisition, expected closing date and the funding sources for the acquisition consideration.. Additional forward-looking statements may be identified by words such as "believe," "expect," "may," "plan," “goal,” “outlook,” "potential," "will," "preliminary," and similar expressions, and are based on management's current beliefs and expectations.

Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) future sales are uncertain and are affected by competition, access to customers, patient access to healthcare providers, the new reimbursement environment, which introduced tighter coverage parameters, lower reimbursement levels in certain categories, and incremental administrative complexity for providers and many other factors; (ii) the Company may change its plans due to unforeseen or evolving circumstances and market response to the reimbursement rules; (iii) the results of scientific research are uncertain and may have little or no value; (iv) our ability to sell our products in other countries depends on a number of factors including adequate levels of reimbursement, market acceptance of novel therapies, and our ability to build and manage a direct sales force or third party distribution relationship; (v) the effectiveness of amniotic tissue as a therapy for particular indications or conditions is the subject of further scientific and clinical studies; (vi) we may alter the timing and amount of planned expenditures for research and development based on regulatory developments; (vii) Medicare spending; (viii) changes in the size of the addressable market for our products and (ix) the inability of the Company to successfully or timely consummate the acquisition of Sanara or, if consummated, failure to realize the anticipated benefits of the acquisition of Sanara. The Company describes additional risks and uncertainties in the Risk Factors section of its most recent annual report and quarterly reports filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and the Company assumes no obligation to update any forward-looking statement.

Important Information and Where to Find It
In connection with the proposed transaction, MIMEDX intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement of Sanara and that also constitutes a prospectus of MIMEDX. Each of MIMEDX and Sanara may also file other relevant documents with the SEC regarding the proposed transaction. This communication is not a substitute for the proxy statement/prospectus or registration statement or any other document that MIMEDX or Sanara may file with the SEC. The definitive proxy statement/prospectus (if and when available) will be mailed to stockholders of Sanara. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the registration statement and proxy statement/prospectus (if and when available) and other documents containing important information about MIMEDX, Sanara and the proposed transaction, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by MIMEDX will be available free of charge on MIMEDX’s website at https://investors.mimedx.com/. Copies will also be available at no charge at the Investors Relations section of Sanara’s website at https://ir.sanaramedtech.com/.

Participants in the Solicitation
Sanara, MIMEDX and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Sanara, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Sanara’s proxy statement for its 2026 Annual Meeting of Stockholders, which was filed with the SEC on April 17, 2026. Information about the directors and executive officers of MIMEDX, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in MIMEDX ’s proxy statement for its 2026 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2026. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Sanara and MIMEDX using the sources indicated above.
No Offer or Solicitation
 This communication does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any securities or a solicitation of any vote or approval with respect to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.
About MIMEDX
MIMEDX is a pioneer and leader focused on helping humans heal. With more than a decade of helping clinicians manage chronic and other hard-to-heal wounds, MIMEDX is dedicated to providing a leading portfolio of products for applications in the wound care, burn, and surgical sectors of healthcare. The Company’s vision is to be the leading global provider of healing solutions through relentless innovation to restore quality of life. For additional information, please visit www.mimedx.com.

Contact:
Matt Notarianni
Investor Relations
470.304.7291
mnotarianni@mimedx.com
Selected Unaudited Financial Information

MiMedx Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands) Unaudited
	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$ 135,839	$ 166,121
Accounts receivable, net	41,297	75,707
Inventory	20,931	25,340
Other current assets	7,298	10,303
Total current assets	205,365	277,471
Property and equipment, net	4,914	4,713
Deferred tax asset, net	27,295	19,596
Goodwill	19,441	19,441
Intangible assets, net	12,086	14,158
Other assets	11,897	7,274
Total assets	$ 280,998	$ 342,653
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt	$ 1,500	$ 1,500
Accounts payable	8,293	14,528
Accrued compensation	13,175	31,065
Accrued expenses	11,140	11,383
Other current liabilities	4,390	5,790
Total current liabilities	38,498	64,266
Long term debt, net	15,706	16,467
Other liabilities	10,791	5,372
Total liabilities	64,995	86,105
Total stockholders' equity	216,003	256,548
Total liabilities and stockholders’ equity	$ 280,998	$ 342,653

MiMedx Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts) Unaudited
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$ 64,362	$ 98,605	$ 123,353	$ 186,810
Cost of sales	19,981	18,681	37,348	35,239
Gross profit	44,381	79,924	86,005	151,571

Operating expenses:
Selling, general and administrative	59,779	64,151	113,010	124,120
Research and development	2,777	3,303	6,917	6,632
Amortization of intangible assets	291	100	592	199
Operating income	(18,466)	12,370	(34,514)	20,620

Other expense, net
Interest income, net	788	738	1,673	1,244
Other expense, net	(102)	(101)	(270)	(247)
(Loss) income before income tax	(17,780)	13,007	(33,111)	21,617
Income tax benefit (provision)	2,940	(3,389)	7,411	(4,978)
Net (loss) income	$ (14,840)	$ 9,618	$ (25,700)	$ 16,639

Basic net (loss) income per common share	$ (0.10)	$ 0.07	$ (0.17)	$ 0.11
Diluted net (loss) income per common share	$ (0.10)	$ 0.06	$ (0.17)	$ 0.11

Weighted average common shares outstanding - basic	147,795,741	147,761,332	148,119,083	147,518,179
Weighted average common shares outstanding - diluted	147,795,741	149,317,281	148,119,083	149,529,544

MiMedx Group, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands) Unaudited
	Six Months Ended June 30,
	2026	2025
Net cash flows (used in) provided by operating activities	(8,136)	19,718
Net cash flows used in investing activities	(6,277)	(1,293)
Net cash flows used in financing activities	(15,869)	(3,972)
Net change in cash	$ (30,282)	$ 14,453

Reconciliation of Non-GAAP Measures
In addition to our GAAP results, we provide certain non-GAAP measures including Adjusted EBITDA and related margins, Free Cash Flow, Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Net Income,

and Adjusted Earnings Per Share ("Adjusted EPS"). We believe that the presentation of these measures provides important supplemental information to management and investors regarding our performance. These measures are not a substitute for GAAP measures. Company management uses these non-GAAP measures as aids in monitoring our ongoing financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against comparable companies.
These non-GAAP financial measures reflect the exclusion of the following items:
•Share-based compensation - expense recognized related to awards to employees and our board of directors issued pursuant to our share-based compensation plans. This expense is reflected amongst cost of sales, research and development expense, and selling, general, and administrative expense in the unaudited condensed consolidated statements of operations.
•Amortization of acquired intangible assets - reflects amortization expense recognized solely related to assets which were acquired as part of a transaction. These expenses are generally reflected in cost of sales in our unaudited condensed consolidated statements of operations.
•Transaction-related expenses – reflects expenses incrementally incurred resulting from the consummation of material strategic transactions or the integration of acquired assets or operations into our core business. These expenses are generally reflected in selling, general and administrative expense and other expense, net in our unaudited condensed consolidated statements of operations.
•Strategic legal and regulatory expenses - relates to litigation and regulatory expenses deemed strategically important to our operations. Litigation expenses primarily relate to legal fees incurred and relate to suits filed against former employees and their employers for violation of non-compete and non-solicitation agreements and certain patent infringement matters. Regulatory expenses relate to legal fees incurred stemming from action taken against the United States Food & Drug Administration ("FDA") surrounding the designation of one of our products. These expenses are generally reflected in selling, general and administrative expense in our unaudited condensed consolidated statements of operations.
•Reorganization expense - expenses incurred toward the realignment of our operating strategy. These expenses relate to severance expenses related to certain executive leaders and other employment actions, including the implementation of our cost reduction initiative during the second quarter of 2026. These expenses are reflected as a component of cost of sales, selling, general and administrative expense, and research and development expense in the unaudited condensed consolidated statements of operations.
•Strategic software implementation costs - incremental expenses incurred toward the implementation of software as a service arrangements which are not capitalizable under GAAP and are determined to be material to the Company's core operations. These expenses are reflected in the caption of the unaudited condensed consolidated statements of operations which is commensurate with the intended use of the software. For the quarter ended June 30, 2026, this is primarily cost of sales.
•Long-term effective income tax rate adjustment - for purposes of calculating Adjusted Net Income and Adjusted Earnings Per Share, reflects our expectation of a long-term effective tax rate, which is normalized and balance sheet-agnostic. Actual tax expense will be based on GAAP earnings, and may differ from the expected long-term effective tax rate due to a variety of factors, including the tax treatment of various transactions included in GAAP net income and other reconciling items that are excluded in determining Adjusted Net Income and Adjusted EPS. The actual long-term normalized effective tax rate was 25% for each of the quarters ended June 30, 2026 and 2025.

Adjusted EBITDA and Adjusted EBITDA margin
Adjusted EBITDA consists of GAAP net (loss) income excluding (i) strategic legal and regulatory expenses, (ii) reorganization expenses, (iii) amortization of intangible assets, (iv) share-based compensation expense (reversal), (v) depreciation expense, (vi) strategic software implementation costs, (vii) transaction-related expenses, (viii) interest income, net, and (ix) income tax provision (benefit) expense.
A reconciliation of GAAP net income to Adjusted EBITDA and the calculation of Adjusted EBITDA margin appears in the table below (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net (loss) income	$ (14,840)	$ 9,618	$ (25,700)	$ 16,639
Non-GAAP Adjustments:
Strategic legal and regulatory expenses	3,874	2,530	8,429	4,175
Reorganization expenses	3,815	826	3,815	826
Amortization of intangible assets	1,091	2,606	2,180	5,252
Share-based compensation expense (reversal)	903	4,754	(793)	9,014
Depreciation expense	440	563	968	1,120
Strategic software implementation costs	354	—	354	—
Transaction-related expenses	(30)	633	146	640
Interest income, net	(788)	(738)	(1,673)	(1,244)
Income tax provision (benefit) expense	(2,940)	3,389	(7,411)	4,978
Adjusted EBITDA	$ (8,121)	$ 24,181	$ (19,685)	$ 41,400
Adjusted EBITDA margin	(12.6) %	24.5%	(16.0) %	22.2%

Adjusted Net Income
Adjusted Net Income provides a view of our operating performance, exclusive of certain items which are non-recurring or not reflective of our core operations.
Adjusted Net Income is defined as GAAP net (loss) income plus (i) strategic legal and regulatory expenses, (ii) reorganization expenses, (iii) amortization of acquired intangible assets, (iv) strategic software implementation costs, (v) transaction-related expenses, and (vi) long-term effective income tax rate adjustment.

A reconciliation of GAAP net income to Adjusted Net Income appears in the table below (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net (loss) income	$ (14,840)	$ 9,618	$ (25,700)	$ 16,639
Strategic legal and regulatory expenses	3,874	2,530	8,429	4,175
Reorganization expenses	3,815	826	3,815	826
Amortization of acquired intangible assets	799	2,506	1,599	5,053
Strategic software implementation costs	354	—	354	—
Transaction-related expenses	(30)	633	146	640
Long-term effective income tax rate adjustment	(698)	(1,487)	(2,719)	(3,100)
Adjusted net (loss) income	$ (6,726)	$ 14,626	$ (14,076)	$ 24,233

A reconciliation of various line items included in our GAAP unaudited condensed consolidated statements of operations to Adjusted Net Income for the three months ended June 30, 2026 and 2025 are presented in the tables below (in thousands):

	Three Months Ended June 30, 2026
	Gross Profit	Selling, General & Administrative Expense	Research and Development Expense	Net Loss
Reported GAAP Measure	$ 44,381	$ 59,779	$ 2,777	$ (14,840)
Amortization of acquired intangible assets	799	—	—	799
Strategic legal and regulatory expenses	—	(3,874)	—	3,874
Reorganization expenses	1,901	(1,808)	(106)	3,815
Transaction related expenses	—	30	—	(30)
Strategic software implementation costs	354	—	—	354
Long-term effective income tax rate adjustment	—	—	—	(698)
Non-GAAP Measure	$ 47,435	$ 54,127	$ 2,671	$ (6,726)
Gross Profit Margin	69.0%
Gross Profit Margin, as adjusted	73.7%

	Three months ended June 30, 2025
	Gross Profit	Selling, General & Administrative Expense	Research and Development Expense	Net Income
Reported GAAP Measure	$ 79,924	$ 64,151	$ 3,303	$ 9,618
Amortization of acquired intangible assets	2,506	—	—	2,506
Strategic legal and regulatory expenses	—	(2,530)	—	2,530
Transaction related expenses	—	(565)	—	633
Reorganization expense	—	(826)	—	826
Long-term effective income tax rate adjustment	—	—	—	(1,487)
Non-GAAP Measure	$ 82,430	$ 60,230	$ 3,303	$ 14,626
Gross Profit Margin	81.1%
Gross Profit Margin, as adjusted	83.6%

	Six Months Ended June 30, 2026
	Gross Profit	Selling, General & Administrative Expense	Research and Development Expense	Net Income
Reported GAAP Measure	$ 86,005	$ 113,010	$ 6,917	$ (25,700)
Amortization of acquired intangible assets	1,599	—	—	1,599
Strategic legal and regulatory expenses	—	(8,429)	—	8,429
Reorganization expenses	1,901	(1,808)	(106)	3,815
Transaction related expenses	—	(115)	—	146
Strategic software implementation costs	354	—	—	354
Long-term effective income tax rate adjustment	—	—	—	(2,719)
Non-GAAP Measure	89,859	$ 102,658	$ 6,811	$ (14,076)
Gross Profit Margin	69.7%
Gross Profit Margin, as adjusted	72.8%

	Six Months Ended June 30, 2025
	Gross Profit	Selling, General & Administrative Expense	Research and Development Expense	Net Income
Reported GAAP Measure	$ 151,571	$ 124,120	$ 6,632	$ 16,639
Amortization of acquired intangibles	5,053	—	—	5,053
Strategic legal and regulatory expenses	—	(4,175)	—	4,175
Transaction related expenses	—	(565)	—	640
Reorganization expense	—	(826)	—	826
Long-term effective income tax rate adjustment	—	—	—	(3,100)
Non-GAAP Measure	$ 156,624	$ 118,554	$ 6,632	$ 24,233
Gross Profit Margin	81.1%
Gross Profit Margin, as adjusted	83.8%

Adjusted Earnings Per Share
Adjusted Earnings Per Share is intended to provide a normalized view of earnings per share by removing items that may be irregular, one-time, or non-recurring from net income. This enables us to identify underlying trends in our business that could otherwise be masked by such items. Adjusted Earnings Per Share consists of GAAP diluted net income per common share including adjustments for (i) amortization of acquired intangible assets, (ii) strategic legal and regulatory expenses, (iii) transaction-related expenses, and (iv) the long-term effective income tax rate adjustment.
A reconciliation of GAAP diluted earnings per share to Adjusted Earnings Per Share appears in the table below (per diluted share):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP net (loss) income per common share - diluted	$ (0.10)	$ 0.06	$ (0.17)	$ 0.11
Amortization of acquired intangible assets	0.01	0.02	0.01	0.03
Strategic legal and regulatory expenses	0.03	0.02	0.06	0.03
Reorganization expenses	0.03	0.01	0.03	0.01
Long-term effective income tax rate adjustment	(0.02)	(0.01)	(0.02)	(0.02)
Adjusted Earnings Per Share	(0.05)	0.10	(0.09)	0.16
Weighted average common shares outstanding - adjusted	147,795,741	149,317,281	148,119,083	149,529,544

Free Cash Flow
Free Cash Flow is intended to provide a measure of our ability to generate cash in excess of capital investments. It provides management with a view of cash flows which can be used to finance operational and strategic investments.
Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, including purchases of equipment.
A reconciliation of GAAP net cash flows provided by operating activities to Free Cash Flow appears in the table below (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net cash flows provided by operating activities	$ (10,015)	$ 14,419	$ (8,136)	$ 19,718
Capital expenditures, including purchases of equipment	(598)	(179)	(1,168)	(556)
Free Cash Flow	$ (10,613)	$ 14,240	$ (9,304)	$ 19,162

Other Information

Net Sales by Product Category by Quarter

Below is a summary of net sales by product category (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Surgical	$ 39,297	$ 34,129	$ 75,671	$ 66,261
Wound	25,065	64,476	47,682	120,549
Net sales	$ 64,362	$ 98,605	$ 123,353	$ 186,810